Exhibit 99.6

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of ProLogis on Form S-4 and in the Joint Proxy Statement/Prospectus of ProLogis and Catellus Development Corporation, which is part of the Registration Statement, of our opinion dated June 5, 2005 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinions of Financial Advisors — Opinion of Catellus’ Financial Advisor”, “The Merger — Recommendation of Catellus’ Board of Directors and Catellus’ Reasons for the Merger — Catellus’ Reasons for the Merger” and “The Merger — Opinions of Financial Advisors — Opinion of Morgan Stanley & Co. Incorporated — Financial Advisor to Catellus.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Cameron W. Clough
Cameron W. Clough
Managing Director

New York, New York

July 13, 2005